Exhibit 99.1

PRESS RELEASE	CONTACT:
WILLIAMS-SONOMA, INC.	Sharon L. McCollam
3250 Van Ness Avenue	Executive Vice President, COO and CFO
San Francisco, CA 94109	(415) 616-8775

Stephen C. Nelson
Director, Investor Relations
(415) 616-8754

Investor Relations Administration
(415) 616-8332

FOR IMMEDIATE RELEASE

Williams-Sonoma, Inc. Reports Second Quarter 2008 Results

Q2 2008 Net Revenues Decrease 4.6% to $819.6 Million

Diluted Earnings Per Share Decrease 26.1% to $0.17 – Including a $0.09 Benefit from an Unusual Business Event

San Francisco, CA, August 28, 2008 — Williams-Sonoma, Inc. (NYSE: WSM) today announced operating results for the 13-week second quarter of fiscal year 2008 (“Q2 2008”) ended August 3, 2008.

Q2 2008 RESULTS

Net revenues for Q2 2008 decreased 4.6% to $819.6 million versus $859.4 million for the 13-week second quarter of fiscal year 2007 (“Q2 2007”) ended July 29, 2007.

Diluted earnings per share (“EPS”) for Q2 2008 decreased 26.1% to $0.17 per diluted share, including a $0.09 per diluted share net benefit related to a gain on the sale of a corporate aircraft, versus $0.23 per diluted share in Q2 2007. Excluding this $0.09 per diluted share net benefit in Q2 2008, Q2 diluted EPS on a non-GAAP basis decreased 65.2% to $0.08 (see reconciliation below and Exhibit 1).

Reconciliation of GAAP to Non-GAAP Diluted EPS

(See Exhibit 1 for Notes 2 and 3)

	Q2 2008	Q2 2007	% YOY Increase/ <Decrease>
GAAP Diluted EPS	$0.17	$0.23	<26.1%>
Gain on Sale of Corporate Aircraft (Note 2)	<$0.09>	-	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 3)	$0.08	$0.23	<65.2%>

Howard Lester, Chairman and Chief Executive Officer, commented, “We were disappointed by the degree to which the macro-economic environment deteriorated in the second quarter – the impact of which was progressively declining comparable store sales throughout the quarter. To put this in perspective, comparable store sales declined from negative 8.6% in May to negative 14.0% in July. Despite this trend, however, we remained focused on the aspects of the business we could control, successfully executed against our strategic operational initiatives, and delivered diluted earnings per share in line with expectations. We were particularly pleased with the results associated with our catalog optimization and returns, replacement and damages initiatives, which drove better than expected savings for the quarter.”

Mr. Lester continued, “But as we look forward to the third quarter and balance of the year – considering these trends – it is extremely difficult to know how the consumer will respond in the back half of the year. While our history would say that trends would improve, what we are seeing today does not support that premise. Therefore, we are executing with the assumption that these trends will continue – with the exception of the Williams-Sonoma brand where we believe the seasonal relevance of the brand will drive an improved sales trend despite a weak economy.”

“The impact of this assumption is what we have reflected in today’s guidance. More specifically, we are projecting net revenues for the year on a 52-week to 53-week basis to decline in the range of 7.8% to 9.5% and diluted earnings per share to decline in the range of 34.7% to 41.5%, resulting in annual earnings in the range of $1.03 to $1.15 per share.”

Mr. Lester further commented, “Consistent with our economic perspective on the back half of 2008, we are also looking forward to 2009 with a very cautious outlook. Accordingly, the longer-term decisions we are making today are reflective of that sentiment – particularly in the areas of retail leased square footage growth, capital spending, and inventory. Therefore, in 2009, we are currently targeting the following: a reduction in retail leased square footage growth from 7% in 2008 to 4% to 5% in 2009; a reduction in capital spending from $200 to $220 million in 2008 to $145 to $170 million in 2009; and a continued reduction in inventory levels through managed receipt flow and turn optimization initiatives.”

“We are, however, remaining flexible in our plans and are prepared to respond if we see any improvement in the macro environment. Throughout this year, we have consistently focused on improving our merchandising, inventory planning, marketing efficiency and supply chain operations – all of which leave us well-positioned to accelerate our business when the opportunity presents itself.”

Retail net revenues in Q2 2008 decreased 4.9% to $463.2 million versus $487.0 million in Q2 2007. This decrease was driven by an 11.7% reduction in comparable store sales, partially offset by an 11.0% year-over-year increase in retail leased square footage, including 33 net new stores. Net revenues decreased in the Pottery Barn and Pottery Barn Kids brands, partially offset by increases in the West Elm, Williams-Sonoma Home, and Williams-Sonoma brands. Second quarter year-over-year comparable store sales by retail concept are shown in the table below.

Second Quarter Comparable Store* Sales Growth by Retail Concept

Retail Concept	13 Weeks Ended
	8/3/08	7/29/07
Williams-Sonoma	<4.5%>	1.1%
Pottery Barn	<16.0%>	1.8%
Pottery Barn Kids	<13.5%>	<3.8%>
Outlets	<12.6%>	9.0%
Total	<11.7%>	1.2%

* See the company’s 10-K and 10-Q public filings for a definition of comparable stores.

Direct-to-customer net revenues (comprised of both catalog and Internet revenues) in Q2 2008 decreased 4.3% to $356.4 million, including a $2.6 million or 0.7% impact associated with a voluntary product recall in the Pottery Barn brand, versus $372.4 million in Q2 2007. This decrease was driven by declining net revenues in the Pottery Barn, Pottery Barn Kids, and Williams-Sonoma Home brands, partially offset by increasing net revenues in the PBteen, West Elm, and Williams-Sonoma brands. Internet revenues in Q2 2008 increased 11.7% to $265.1 million versus $237.4 million in Q2 2007.

Gross margin expressed as a percentage of net revenues in Q2 2008 was 34.0% versus 37.2% of net revenues in Q2 2007. This 320 basis point decrease as a percentage of net revenues was primarily driven by an increase in cost of merchandise sold, the deleverage of fixed occupancy expenses due to declining sales, and an increase in inventory related reserves, partially offset by the favorable benefit of the company’s ongoing replacement and damages initiatives.

Selling, general and administrative (“SG&A”) expenses in Q2 2008 were $253.4 million or 30.9% of net revenues versus $277.2 million or 32.3% of net revenues in Q2 2007. Excluding the 200 basis point benefit related to a gain on the sale of a corporate aircraft (see Note 2 in Exhibit 1), non-GAAP SG&A expenses in Q2 2008 were

32.9% of net revenues. This 60 basis point increase as a percentage of net revenues was primarily driven by the deleverage of our employment costs due to declining sales, partially offset by reduced advertising costs due to the rollout of the company’s catalog optimization strategy.

The effective income tax rate in Q2 2008 was 27.1% versus 40.2% in Q2 2007. This decrease in the effective quarterly income tax rate was primarily driven by certain favorable income tax resolutions during Q2 2008.

FISCAL 2008 YEAR-TO-DATE RESULTS

Diluted EPS for the 26 weeks ended August 3, 2008 (“YTD 2008”), including the $0.14 per diluted share impact from the benefit of unusual business events (see Note 3 in Exhibit 1), decreased 30.8% to $0.27 per diluted share versus $0.39 per diluted share for the 26 weeks ended July 29, 2007 (“YTD 2007”). Excluding the $0.14 per diluted share impact from the benefit of unusual business events, diluted EPS on a non-GAAP basis for YTD 2008 decreased 66.7% to $0.13 per diluted share versus $0.39 per diluted share for YTD 2007 (see reconciliation below).

Reconciliation of GAAP to Non-GAAP Diluted EPS

(See Exhibit 1 for Notes 1 through 3)

	YTD 2008	YTD 2007	% YOY Increase/ <Decrease>
GAAP Diluted EPS	$0.27	$0.39	<30.8%>
Benefit of Early Lease Termination Payment (Note 1)	<$0.05>	-	-
Gain on Sale of Corporate Aircraft (Note 2)	<$0.09>	-	-
Subtotal of Unusual Business Events	<$0.14>	-	-
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 3)	$0.13	$0.39	<66.7%>

Net revenues for YTD 2008 decreased 4.4% to $1.601 billion versus $1.675 billion for YTD 2007. Year-to-date comparable store sales by retail concept are shown in the table below.

Year-to-Date Comparable Store* Sales Growth by Retail Concept

Retail Concept	26 Weeks Ended
	8/3/08	7/29/07
Williams-Sonoma	<4.6%>	0.3%
Pottery Barn	<13.3%>	0.3%
Pottery Barn Kids	<12.3%>	<3.8%>
Outlets	<12.8%>	9.2%
Total	<10.4%>	0.2%

* See the company’s 10-K and 10-Q public filings for a definition of comparable stores.

THIRD QUARTER 2008 FINANCIAL GUIDANCE

•	Net Revenues

❑

Net revenues in the third quarter of fiscal year 2008 (“Q3 2008”) are projected to be in the range of $802 to $820 million, versus previous guidance of $869 to $887 million. This represents a projected decrease in net revenues of <10.4%> to <8.4%> versus $895 million in the third quarter of fiscal year 2007 (“Q3 2007”).

❑

Retail net revenues in Q3 2008 are projected to be in the range of $452 to $462 million, versus previous guidance of $502 to $512 million. This represents a projected decrease in retail net revenues of <8.5%> to <6.5%> versus $494 million in Q3 2007.

❑

Change in comparable store sales in Q3 2008 is projected to be in the range of <15.5%> to <13.5%>, versus previous guidance of <8.5%> to <6.0%>. This compares to comparable store sales growth in Q3 2007 of 1.1%.

❑	Retail leased and selling square footage in Q3 2008 are projected to increase in the range of 7.0% to 8.0%, versus 5.6% and 6.3%, respectively in Q3 2007.

❑

Direct-to-customer net revenues in Q3 2008 are projected to be in the range of $350 to $358 million, versus previous guidance of $367 to $375 million. This represents a projected decrease in direct-to-customer net revenues of <12.7%> to <10.7%> versus $401 million in Q3 2007.

•	Gross Margin

❑

Gross margin as a percentage of net revenues in Q3 2008 is expected to be in the range of 33.9% to 34.3%. This represents a projected decrease in the gross margin rate of 390 to 430 basis points versus 38.2% in Q3 2007.

•	Selling, General and Administrative Expenses

❑

SG&A expenses as a percentage of net revenues in Q3 2008 are expected to be in the range of 33.5% to 33.9%. This represents a projected increase in the SG&A expense rate of 30 to 70 basis points versus 33.2% in Q3 2007.

•	Interest <Income> Expense - Net

❑	Interest <Income> Expense - Net in Q3 2008 is projected to be interest expense in the range of $0.0 to $1.0 million, versus $0.2 million in Q3 2007.

•	Income Taxes

❑

The income tax rate in Q3 2008 is projected to be in the range of 38.8% to 39.3%. This compares to an income tax rate in Q3 2007 of 39.4%. Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are reevaluated.

•	Diluted Earnings Per Share

❑

Diluted EPS on a GAAP basis in Q3 2008 are expected to be in the range of $0.00 to $0.04, versus previous guidance of $0.17 to $0.23. This represents a projected decrease in diluted EPS of <100.0%> to <84.0%> versus $0.25 in Q3 2007.

•	Merchandise Inventories

❑

Merchandise inventories at the end of Q3 2008 are projected to be in the range of $754 to $785 million. This represents a projected change in merchandise inventories of <2.1%> to 1.9% versus $770 million at the end of Q3 2007.

•	Depreciation and Amortization

❑	Depreciation and amortization expense in Q3 2008 is projected to be in the range of $37 to $38 million, versus $34 million in Q3 2007.

•	Amortization of Deferred Lease Incentives (“DLI”)

❑	Amortization of DLI in Q3 2008 is projected to be approximately $8 million, versus $7 million in Q3 2007.

FISCAL YEAR 2008 FINANCIAL GUIDANCE (52 WEEKS in 2008 versus 53 WEEKS in 2007)

•	Net Revenues

❑

Net revenues in fiscal year 2008 (“FY 2008”) are projected to be in the range of $3.572 to $3.638 billion, versus previous guidance of $3.738 to $3.804 billion. This represents a projected decrease in net revenues of <9.5%> to <7.8%> versus $3.945 billion during fiscal year 2007 (“FY 2007”). On a comparable 52-week to 52-week basis, this represents a projected decrease of <7.7%> to <6.0%>.

❑

Retail net revenues in FY 2008 are projected to be in the range of $2.081 to $2.119 billion, versus previous guidance of $2.207 to $2.245 billion. This represents a projected decrease in retail net revenues of <8.8%> to <7.1%> versus $2.281 billion during FY 2007. On a comparable 52-week to 52-week basis, this represents a projected decrease of <7.4%> to <5.8%>.

❑

Change in comparable store sales in FY 2008 is projected to be in the range of <12.5%> to <10.5%>, versus previous guidance of <8.3%> to <6.3%>. This compares to comparable store sales growth in FY 2007 of 0.3%.

❑

Retail leased and selling square footage in FY 2008 are projected to increase in the range of 7.0% to 7.5%, unchanged from previous guidance. This compares to retail leased and selling square footage growth in FY 2007 of 5.3% and 5.5%, respectively.

Store Opening and Closing Guidance by Retail Concept

	Q4 2007 Actual	Q1 and Q2 2008 Actual			Q3 2008 Guidance			Q4 2008 Guidance			FY 2008 Guidance
Concept	Total	Open	Close	End	Open	Close	End	Open	Close	End	Open	Close
Williams-Sonoma	256	13	<9>	260	7	<6>	261	3	0	264	23	<15> *
Pottery Barn	198	8	<6>	200	4	<1>	203	3	<2>	204	15	<9> *
Pottery Barn Kids	94	1	0	95	0	<1>	94	2	<1>	95	3	<2> *
West Elm	27	5	0	32	3	0	35	2	0	37	10	0
Williams-Sonoma Home	9	0	0	9	1	0	10	0	0	10	1	0
Outlets	16	1	0	17	1	0	18	0	0	18	2	0
Total	600	28	<15>	613	16	<8>	621	10	<3>	628	54	<26>

*	FY 2008 total store opening and closing numbers for Williams-Sonoma, Pottery Barn and Pottery Barn Kids include 15 stores, 5 stores and 2 stores, respectively, for temporary closures due to remodeling. Remodeled stores are defined as those stores temporarily closed and subsequently reopened due to square footage expansion, store modification, or relocation.

❑

Direct-to-customer net revenues in FY 2008 are projected to be in the range of $1.491 to $1.519 billion, versus previous guidance of $1.531 to $1.559 billion. This represents a projected decrease in direct-to-customer net revenues of <10.4%> to <8.7%> versus $1.664 billion during FY 2007. On a comparable 52-week to 52-week basis, this represents a projected decrease of <8.1%> to <6.4%>.

❑

Catalog circulation in FY 2008 is projected to decrease in the range of <20.0%> to <18.0%> compared to FY 2007, versus previous guidance in the range of <19.0%> to <14.0%>. On a comparable 52-week to 52-week basis, this represents a projected decrease of <16.0%> to <14.0%>. Catalog circulation in the 53-week FY 2007 increased 3.7% versus the 52-week FY 2006.

Quarterly Net Revenue Guidance by Operating Segment

(All Amounts in Millions, Except Percentages)

	Q1 2008 Actual	Q2 2008 Actual	Q3 2008 Guidance	Q4 2008 Guidance	FY 2008 Guidance
Retail Net Revenues	$434	$463	$452 - $462	$732 - $760	$2,081 - $2,119
Direct-to-Customer Net Revenues	$348	$357	$350 - $358	$436 - $456	$1,491 - $1,519
Total Net Revenues	$782	$820	$802 - $820	$1,168 - $1,216	$3,572 - $3,638
Comparable Store Sales	<9.0%>	<11.7%>	<15.5%> - <13.5%>	<12.5%> - <9.0%>	<12.5%> - <10.5%>

•	Gross Margin

❑

Gross margin as a percentage of net revenues in FY 2008 is expected to be in the range of 36.1% to 36.3%, versus previous guidance of 36.8% to 37.0%. This represents a projected decrease in the gross margin rate of 260 to 280 basis points versus 38.9% in FY 2007.

•	Selling, General and Administrative Expenses

❑

SG&A expenses on a GAAP basis as a percentage of net revenues in FY 2008, including the benefit from the unusual business events shown in Notes 1 and 2 in Exhibit 1, are expected to be in the range of 30.9% to 31.1%, versus previous guidance of 29.7% to 30.0%. This represents a projected decrease in the SG&A expense rate of 10 basis points at the low end of the range and an increase of 10 basis points at the high end of the range, versus 31.0% in FY 2007.

❑

SG&A expenses on a non-GAAP basis as a percentage of net revenues in FY 2008, excluding the approximate 70 basis point benefit from the unusual business events shown in Notes 1 and 2 in Exhibit 1, are expected to be in the range of 31.6% to 31.8%. This represents a projected increase in the SG&A expense rate of 60 to 80 basis points, versus 31.0% in FY 2007.

•	Interest <Income> Expense - Net

❑

Interest <Income> Expense - Net in FY 2008 is projected to be in the range of interest expense of $1.0 million to interest income of $1.0 million, versus previous guidance of interest income of $0.0 to $1.5 million. This compares to net interest income in FY 2007 of $2.9 million.

•	Income Taxes

❑

The income tax rate in FY 2008 is projected to be in the range of 37.2% to 37.6%, versus previous guidance of 38.1% to 38.5%. This compares to an income tax rate in FY 2007 of 38.1%. Throughout the year, we expect that there could be ongoing variability in our quarterly tax rates as taxable events occur and exposures are reevaluated.

•	Diluted Earnings Per Share

❑	Diluted EPS on a GAAP basis in FY 2008 are expected to be in the range of $1.03 to $1.15, versus previous guidance of $1.45 to $1.58. This represents a projected decrease in diluted EPS of <41.5%>

to <34.7%> versus $1.76 in FY 2007. Quarterly diluted EPS projections on a GAAP and non-GAAP basis are shown in Exhibit 1.

Quarterly Diluted EPS Projections

Quarter	FY 2008 Actual/Guidance*	FY 2007 Actual**	YOY % Increase/<Decrease>
Q1	$0.10	$0.16	<37.5%>
Q2	$0.17	$0.23	<26.1%>
Q3	$0.00 to $0.04	$0.25	<100.0%> to <84.0%>
Q4	$0.76 to $0.86	$1.15	<33.9%> to <25.2%>
Fiscal Year	$1.03 to $1.15	$1.76	<41.5%> to <34.7%>

*	Quarterly diluted EPS amounts will vary within the ranges above. Therefore, the respective high and low estimates for the quarters should not be added together to derive an estimate for the fiscal year.

**	Due to the effect that the timing of share repurchases had on the quarterly and year-to-date weighted average share count calculations, the FY 2007 calculation of diluted EPS is approximately $0.03 less than the sum of the diluted EPS by quarter.

•	Merchandise Inventories

❑

Merchandise inventories at the end of FY 2008 are projected to be in the range of $673 to $714 million, versus previous guidance of $685 to $730 million. This represents a projected change in merchandise inventories of <3.0%> to 2.9% versus $694 million at the end of FY 2007.

•	Capital Spending

❑	Capital spending in FY 2008 is projected to be in the range of $200 to $220 million, versus previous guidance of $215 to $235 million. This compares to capital spending of $212 million in FY 2007.

•	Depreciation and Amortization

❑

Depreciation and amortization expense in FY 2008 is projected to be in the range of $149 to $151 million, versus previous guidance of $150 to $152 million. Depreciation and amortization was $141 million in FY 2007.

•	Amortization of Deferred Lease Incentives

❑	Amortization of DLI in FY 2008 is projected to be in the range of $31 to $32 million, unchanged from previous guidance. Amortization of DLI was $29 million in FY 2007.

STOCK REPURCHASE PROGRAM

During Q2 2008, no shares of our common stock were repurchased. Currently, $150 million remains available for repurchase of our common stock from the authorization approved by our Board in January 2008.

CONFERENCE CALL AND WEBCAST INFORMATION

Williams-Sonoma, Inc. will host a live conference call today, August 28, 2008, at 7:00 A.M. (PT). The call, hosted by Howard Lester, Chairman and Chief Executive Officer, will be open to the general public via a live webcast and can be accessed through the Internet at www.williams-sonomainc.com/webcast. A replay of the webcast will be available at www.williams-sonomainc.com/webcast.

SEC REGULATION G — NON-GAAP INFORMATION

This press release includes non-GAAP selling, general and administrative percentages and non-GAAP diluted earnings per share. These non-GAAP financial measures exclude the accelerated depreciation and the benefit of the early lease termination payment, and the gain on our sale of a corporate aircraft in FY 2008. We have reconciled these non-GAAP financial measures with the most directly comparable GAAP financial measures in the text of this release and in Exhibit 1. We believe that these non-GAAP financial measures provide meaningful supplemental information for investors regarding the performance of our business and facilitate a meaningful evaluation of our quarterly and FY 2008 diluted earnings per share actual results and guidance on a comparable basis with our quarterly and FY 2007 results. Our management uses these non-GAAP financial measures in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. These non-GAAP measures should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.

FORWARD-LOOKING STATEMENTS

This press release contains forward-looking statements that involve risks and uncertainties, as well as assumptions that, if they do not fully materialize or prove incorrect, could cause our results to differ materially from those expressed or implied by such forward-looking statements. Such forward-looking statements include statements relating to our future financial guidance and results, sales trends in the Williams-Sonoma brand, a reduction in retail leased square footage growth in 2009, a reduction in capital spending in 2009, a continued reduction in inventory levels in 2009, and our stock repurchase program.

The risks and uncertainties that could cause our results to differ materially from those expressed or implied by such forward-looking statements include accounting adjustments as we close our books for Q2 2008; new interpretations of or changes to current accounting rules; our ability to anticipate consumer preferences and buying trends; dependence on timely introduction and customer acceptance of our merchandise; delays in store openings; competition from companies with concepts or products similar to ours; timely and effective sourcing of merchandise from our foreign and domestic vendors and delivery of merchandise through our supply chain to our stores and customers; effective inventory management; our ability to manage customer returns; successful catalog management, including timing, sizing and merchandising; uncertainties in Internet marketing, infrastructure and regulation; changes in consumer spending based on weather, economic, political, competitive and other conditions beyond our control; delays on infrastructure projects based on weather or other events; multi-channel and multi-brand complexities; our ability to introduce new brands and brand extensions; dependence on external funding sources for operating capital; our ability to control employment, occupancy and other operating costs; our ability to improve our systems and processes; changes to our information technology infrastructure; general political, economic and market conditions and events, including war, conflict or acts of terrorism; and other risks and uncertainties described more fully in our public announcements, reports to shareholders and other documents filed with or furnished to the SEC, including our Annual Report on Form 10-K for the fiscal year ended February 3, 2008 and all subsequent quarterly reports on Form 10-Q and current reports on Form 8-K. All forward-looking statements in this press release are based on information available to us as of the date hereof, and we assume no obligation to update these forward-looking statements.

ABOUT WILLIAMS-SONOMA

Williams-Sonoma, Inc. is a nationwide specialty retailer of high quality products for the home. These products, representing six distinct merchandise strategies – Williams-Sonoma, Pottery Barn, Pottery Barn Kids, PBteen, West Elm and Williams-Sonoma Home – are marketed through 613 stores, seven direct mail catalogs and six e-commerce websites.

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED BALANCE SHEETS (UNAUDITED)

(DOLLARS IN THOUSANDS)

	August 3, 2008	February 3, 2008	July 29, 2007
Assets
Current assets
Cash and cash equivalents	$38,544	$118,950	$58,039
Accounts receivable	62,729	48,052	63,847
Merchandise inventories	656,641	693,661	651,262
Prepaid catalog expenses	50,087	54,907	69,488
Prepaid expenses	49,522	32,276	46,361
Deferred income taxes	91,808	91,843	70,986
Other assets	9,140	10,086	6,708

Total current assets	958,471	1,049,775	966,691
Property and equipment - net	980,857	981,075	948,415
Non-current deferred income taxes	47,355	44,997	35,087
Other assets	18,367	18,007	17,195

Total assets	$2,005,050	$2,093,854	$1,967,388

Liabilities and shareholders’ equity
Current liabilities
Accounts payable	$159,993	$197,561	$205,546
Accrued salaries, benefits, and other	85,248	95,383	87,568
Customer deposits	200,554	201,743	200,560
Income taxes payable	12,882	83,984	2,786
Current portion of long-term debt	14,568	14,734	15,690
Other liabilities	16,772	18,129	20,541

Total current liabilities	490,017	611,534	532,691
Deferred rent and lease incentives	269,487	247,836	250,946
Long-term debt	10,050	11,238	12,548
Other long-term obligations	53,055	57,523	55,402

Total liabilities	822,609	928,131	851,587
Shareholders’ equity	1,182,441	1,165,723	1,115,801

Total liabilities and shareholders’ equity	$2,005,050	$2,093,854	$1,967,388

	Store Count					Average Leased Square Footage Per Store
Retail Concept	May 4, 2008	Openings	Closings	August 3, 2008	July 29, 2007	August 3, 2008	July 29, 2007
Williams-Sonoma	256	9	(5)	260	252	6,200	6,000
Pottery Barn	198	6	(4)	200	190	12,700	12,100
Pottery Barn Kids	94	1	-	95	91	7,900	7,900
West Elm	29	3	-	32	23	17,400	17,500
Williams-Sonoma Home	9	-	-	9	8	14,300	14,200
Outlets	17	-	-	17	16	21,300	20,500

Total	603	19	(9)	613	580	9,700	9,300

	Total Store Square Footage
	May 4, 2008			August 3, 2008	July 29, 2007
Total store selling square footage	3,624,000			3,713,000	3,343,000
Total store leased square footage	5,808,000			5,959,000	5,370,000

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

THIRTEEN WEEKS ENDED AUGUST 3, 2008 AND JULY 29, 2007

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	SECOND QUARTER
	2008		2007
	(13 Weeks)		(13 Weeks)
	$	% of Revenues	$	% of Revenues
Retail revenues	$463,239	56.5%	$486,976	56.7%
Direct-to-customer revenues	356,382	43.5	372,420	43.3

Net revenues	819,621	100.0	859,396	100.0

Total cost of goods sold	540,774	66.0	539,301	62.8

Gross margin	278,847	34.0	320,095	37.2
Selling, general and administrative expenses	253,424	30.9	277,227	32.3

Earnings from operations	25,423	3.1	42,868	5.0
Interest (income) expense - net	190	-	(526)	-

Earnings before income taxes	25,233	3.1	43,394	5.0
Income taxes	6,849	0.8	17,428	2.0

Net earnings	$18,384	2.2%	$25,966	3.0%

Earnings per share:
Basic	$0.17		$0.24
Diluted	$0.17		$0.23
Shares used in calculation of earnings per share:
Basic	105,561		109,884
Diluted	107,010		112,022

WILLIAMS-SONOMA, INC.

CONSOLIDATED STATEMENTS OF EARNINGS (UNAUDITED)

TWENTY-SIX WEEKS ENDED AUGUST 3, 2008 AND JULY 29, 2007

(DOLLARS AND SHARES IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

	YEAR-TO-DATE
	2008		2007
	(26 Weeks)		(26 Weeks)
	$	% of Revenues	$	% of Revenues
Retail revenues	$896,790	56.0%	$940,352	56.1%
Direct-to-customer revenues	704,615	44.0	735,095	43.9

Net revenues	1,601,405	100.0	1,675,447	100.0

Total cost of goods sold	1,046,339	65.3	1,053,382	62.9

Gross margin	555,066	34.7	622,065	37.1
Selling, general and administrative expenses	512,760	32.0	550,755	32.9

Earnings from operations	42,306	2.6	71,310	4.3
Interest (income) expense - net	11	-	(2,465)	0.1

Earnings before income taxes	42,295	2.6	73,775	4.4
Income taxes	13,464	0.8	29,659	1.8

Net earnings	$28,831	1.8%	$44,116	2.6%

Earnings per share:
Basic	$0.27		$0.40
Diluted	$0.27		$0.39
Shares used in calculation of earnings per share:
Basic	105,462		110,081
Diluted	107,088		112,339

WILLIAMS-SONOMA, INC.

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (UNAUDITED)

TWENTY-SIX WEEKS ENDED AUGUST 3, 2008 AND JULY 29, 2007

(DOLLARS IN THOUSANDS)

	YEAR-TO-DATE
	2008	2007
	(26 Weeks)	(26 Weeks)
Cash flows from operating activities
Net earnings	$28,831	$44,116
Adjustments to reconcile net earnings to net cash provided by (used in) operating activities:
Depreciation and amortization	73,706	68,758
(Gain)/loss on sale/disposal/impairment of assets	(12,405)	2,748
Amortization of deferred lease incentives	(15,854)	(13,904)
Deferred income taxes	(2,859)	(2,741)
Tax benefit from exercise of stock-based compensation	854	3,114
Stock-based compensation expense	13,179	12,741
Other	(416)	-
Changes in:
Accounts receivable	(15,383)	(14,488)
Merchandise inventories	36,837	(39,622)
Prepaid catalog expenses	4,821	(9,878)
Prepaid expenses and other assets	(16,563)	(17,145)
Accounts payable	(33,473)	(25,680)
Accrued salaries, benefits and other current and long-term liabilities	(15,948)	998
Customer deposits	(1,089)	12,515
Deferred rent and lease incentives	37,672	27,453
Income taxes payable	(71,098)	(90,213)

Net cash provided by (used in) operating activities	10,812	(41,228)

Cash flows from investing activities:
Purchases of property and equipment	(112,721)	(90,368)
Proceeds from sale/disposal of assets	46,787	285
Proceeds from insurance reimbursement	632	-
Other	(152)	(605)

Net cash used in investing activities	(65,454)	(90,688)

Cash flows from financing activities:
Repayments of long-term obligations	(1,354)	(437)
Net proceeds from exercise of stock options	132	26,358
Excess tax benefit from exercise of stock-based compensation	916	4,949
Payment of dividends	(24,970)	(23,881)
Repurchase of common stock	-	(95,468)

Net cash used in financing activities	(25,276)	(88,479)

Effect of exchange rates on cash and cash equivalents	(488)	3,005
Net decrease in cash and cash equivalents	(80,406)	(217,390)
Cash and cash equivalents at beginning of period	118,950	275,429

Cash and cash equivalents at end of period	$38,544	$58,039

Exhibit 1

Reconciliation of 2008 GAAP to Non-GAAP Diluted Earnings Per Share

(Totals Rounded to the Nearest Cent Per Diluted Share)

	Q1 2008 Actual (13 Weeks)	Q2 2008 Actual (13 Weeks)	Q3 2008 Guidance (13 Weeks)	Q4 2008 Guidance (13 Weeks)	FY 2008 Weighted Share Effect*	FY 2008 Guidance* (52 Weeks)
2008 GAAP Diluted EPS	$0.10	$0.17	$0.00 - $0.04	$0.76 - $0.86	-	$1.03 - $1.15
Benefit of Early Lease Termination Payment (Note 1)	<$0.05>	-	-	-	-	<$0.05>
Gain on Sale of Corporate Aircraft (Note 2)	-	<$0.09>	-	-	-	<$0.09>
Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 3)	$0.05	$0.08	$0.00 - $0.04	$0.76 - $0.86	-	$0.89 - $1.01

	Q1 2007 Actual (13 Weeks)	Q2 2007 Actual (13 Weeks)	Q3 2007 Actual (13 Weeks)	Q4 2007 Actual (14 Weeks)	FY 2007 Weighted Share Effect**	FY 2007 Actual** (53 Weeks)
2007 GAAP Diluted EPS	$0.16	$0.23	$0.25	$1.15	<$0.03>	$1.76

	Q1 2008 Actual	Q2 2008 Actual	Q3 2008 Guidance	Q4 2008 Guidance	Weighted Share Effect	FY 2008 Guidance
2008 % Increase / <Decrease> in GAAP Diluted EPS	<37.5%>	<26.1%>	<100.0%> - <84.0%>	<33.9%> - <25.2%>	N/M	<41.5%> - <34.7%>
2008 % Increase / <Decrease> in Non-GAAP Diluted EPS Excluding Unusual Business Events (Note 3)	<68.8%>	<65.2%>	<100.0%> - <84.0%>	<33.9%> - <25.2%>	N/M	<49.4%> - <42.6%>

* Quarterly diluted EPS guidance amounts will vary within the ranges above. Therefore, the respective high and low guidance estimates for the quarters should not be added together to derive an estimate for the fiscal year. Due to quarterly rounding to the nearest cent per diluted share, the sum of the quarters at the end of any quarter during the year may not equal the year-to-date total.

** Due to the effect that the timing of share repurchases had on the quarterly and year-to-date weighted average share count calculations, and the effect of rounding to the nearest cent per diluted share for the quarterly and year-to-date diluted EPS calculations, the year-to-date calculation of GAAP diluted EPS in fiscal year 2007 is less than the sum of the diluted EPS by quarter.

Note 1:	Early Lease Termination Payment – During the first quarter of 2008, we received an incentive payment from a landlord to compensate the company for terminating a store lease prior to its expiration, which resulted in a net benefit to first quarter earnings of approximately $0.05 per diluted share.

Note 2:	Gain on Sale of Corporate Aircraft – On May 16, 2008, we completed the sale of a corporate aircraft to a third party purchaser. The sale resulted in a gain of approximately $0.09 per diluted share and was recorded within SG&A Expenses. Details of the transaction are disclosed in our Form 8-K filed with the SEC on May 22, 2008.

Note 3:	SEC Regulation G – Non-GAAP Information - This table includes one non-GAAP financial measure, 2008 diluted EPS Excluding Unusual Business Events. We believe that this non-GAAP financial measure provides meaningful supplemental information for investors regarding the performance of our business and facilitates a meaningful evaluation of our quarterly and FY 2008 diluted EPS actual results and guidance on a comparable basis with our 2007 quarterly and fiscal year results. Our management uses this non-GAAP financial measure in order to have comparable financial results to analyze changes in our underlying business from quarter to quarter. This non-GAAP financial measure should be considered as a supplement to, and not as a substitute for, or superior to, financial measures calculated in accordance with GAAP.